VIRGINIA MINES INC.

NOTICE OF THE ANNUAL AND SPECIAL

MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of the Shareholders (the “Meeting”) of Virginia Mines Inc. (the “Corporation”) will be held in the Charles-Aubert de la Chesnaye Room of Auberge St-Antoine, 8 St-Antoine Street, Québec City, Québec, on Wednesday June 26, 2013, at 10:00 a.m. (Quebec time) for the following purposes:

1.

to receive and consider the financial statements of the Corporation for the year ended February 28, 2013 together with the auditors’ report;

2.

to elect the directors;

3.

to appoint the auditors and authorize the Board of Directors to fix the auditors’ remuneration;

4.

to obtain the approval of unallocated stock options;

5.

to obtain the approval of by-law 2013-1 – advance notice requirement for the election of directors; and

6.

to transact such other business that may properly come before the Meeting.

Québec City, May 24, 2013

By order of the Board of Directors

André Gaumond
President and Chief Executive Officer

Since it is desirable that as many shares as possible be represented and voted at the Meeting, the shareholder who is unable to attend the Meeting in person is urged to complete and return the enclosed proxy form.